[Fidelity logo]
Mr. Fred C. Applegate
885 La Jolla Corona Ct.
La Jolla, CA  92037-7445
Dear Mr. Applegate:
We recently tried to contact you to discuss the proposed merger of Spartan California Intermediate Municipal Income Fund (Spartan CA Intermediate) into Fidelity California Municipal Income Fund (Fidelity CA Income). Based on the recent six percentage point drop in the affirmative vote, we are assuming that you voted "Against" the proposal. I am writing to ask you to reconsider your vote on this important initiative.
You are a valued client to both Spartan CA Intermediate and to Fidelity overall. We would like to ensure that you receive all of the information you need to make your decision. If you have any questions related to the investment management of either fund, such as the volatility or portfolio characteristics of the funds, we would be happy to arrange a conversation with a senior portfolio manager.
In evaluating your decision, please consider the following information:
(solid bullet) (solid bullet)The proposed merger will result in lower expenses. If shareholders approve the merger, the combined fund will reduce its total expenses from 0.55% to 0.53% of average net assets, guaranteed through December 31, 1999. The Board of Trustees of Spartan CA Intermediate believes that the proposed merger is in the best interests of shareholders.
(solid bullet) (solid bullet)The proposed merger is part of a wider strategy by Fidelity to reduce the number of municipal bond funds it manages. Spartan CA Intermediate is one of the smaller municipal bond funds we manage. Combining it into a larger fund will allow Fidelity to concentrate on a single, broad-based investment discipline for California investors, and deliver lower operating expenses as well. Fidelity CA Income generally invests in securities with somewhat longer maturities than Spartan CA Intermediate, and therefore, its share price may fluctuate more in response to changes in interest rates.
Thank you for your time and careful consideration. If you would like to change your vote, you may do so via Federal Express, fax, or a simple telephone call. .
To Vote by Federal Express
To facilitate receiving your voted proxy as quickly as possible, we have enclosed a proxy card. To cast your ballot, simply record your vote on the proxy card. You can mail your signed proxy card in the Federal Express envelope provided.
To use this return envelope, call Federal Express at 1-800-238-5355 and press "*" to arrange a pick-up. Federal Express will pick up the envelope at your location. There is no charge to you for sending the overnight package.
To Vote by Fax
Voting by fax is also quick and easy. If you would like to vote by fax, be sure to fax both the front and back of your signed proxy card. The toll-free fax number is 1-888-451-8683.
To Vote by Telephone
You also have the option of voting your shares by telephone. If you would like to vote by telephone, call D.F. King toll-free at 1-800-628-8538. After verifying your identity, D.F. King can very quickly take your vote by telephone.
We look forward to speaking with you and will try to contact you shortly. If you have any questions or would like to arrange a discussion with a senior portfolio manager, please feel free to call Judy Hogan at 1-617-563-6137. Thank you.
Sincerely,
/s/ Robert C. Pozen
Robert C. Pozen
President
Fidelity Management & Research Company